Exhibit 99.1

HIT Q3 2026 Earnings Conference Call

November 12, 2026

5:00 PM ET

Operator | Opening

Good afternoon, ladies and gentlemen, and welcome to Health In Tech’s Third Quarter 2026 Earnings Conference Call. All participants are currently in listen-only mode. After the prepared remarks, we will open the call for questions. As a reminder, today’s conference call is being recorded. If you have any objections, you may disconnect at this time.

I will now turn the call over to Lori Babcock, Chief of Staff. Lori, please go ahead.

Lori Babcock | Introduction and safe harbor

Thank you, operator, and good afternoon, everyone. Welcome to Health In Tech’s third quarter 2026 earnings call.

Joining us today are Tim Johnson, our Founder and Executive Chairman; Sanjay Shrestha, our Chief Executive Officer; and Julia Qian, our Chief Financial Officer.

The details of our results are in today’s earnings release and our related Form 10-Q to be filed with the SEC. Both will be available on our Investor Relations website at healthintech.investorroom.com, where a replay of this call will also be posted.

Before we continue, please note that today’s discussion includes forward-looking statements under the safe harbor provisions of the federal securities laws. These statements reflect our current expectations and involve risks and uncertainties that could cause actual results to differ materially. Please refer to our earnings release and SEC filings for the applicable risk factors. We undertake no obligation to update these statements except as required by law.

We may also discuss non-GAAP measures, including adjusted EBITDA. The relevant definitions and reconciliations to GAAP measures will be provided in our earnings release.

With that, I’ll turn the call over to Tim.

Tim Johnson | Executive Chair – Leadership Transition

Before we discuss our business performance and outlook, I would like to take a moment to highlight an important leadership transition at Health In Tech and formally introduce Sanjay Shrestha as our new Chief Executive Officer.

Since founding Health In Tech, my vision has been to transform the health insurance industry through technology, innovation, and vertical integration. Over the years, we have built a differentiated technology platform designed to simplify complex processes, improve efficiency, and create greater transparency across the health insurance marketplace.

As we look toward the next chapter of our growth, I believe the Company has reached an important stage in its evolution. While innovation and technology development will always remain central to our business, our next phase requires an even greater emphasis on commercial execution, operational scalability, business expansion, and the ability to capitalize on strategic growth opportunities.

That is the rationale behind our leadership transition.

By separating the roles of Executive Chairman and Chief Executive Officer, we are creating a leadership structure that allows us to dedicate greater focus and resources to two equally important priorities: continuing to innovate and build for the future, while accelerating execution and scaling the business we have established.

In my role as Executive Chairman, I will remain actively involved in shaping the Company’s long-term strategy, advancing technology innovation, and guiding product development. I will also continue to leverage my industry experience and relationships to identify emerging opportunities and help position Health In Tech for long-term success.

Sanjay, as CEO, will lead our day-to-day operations and be responsible for driving commercial execution, strengthening our organizational capabilities, scaling our existing business, and improving overall operating performance.

Importantly, Sanjay will also lead our efforts to identify and evaluate potential strategic acquisitions, partnerships, and other business expansion opportunities. We believe that combining organic growth with disciplined strategic acquisitions could provide additional avenues to expand our capabilities, strengthen our market position, and create meaningful long-term value for shareholders.

Sanjay brings extensive experience in public-company leadership, capital markets, corporate strategy, and business development. Having previously served on our Board and worked closely with our leadership team, he already has a strong understanding of our business, our technology, and the opportunities ahead.

I believe his experience and capabilities complement my own, and that together, we can strengthen Health In Tech’s ability to translate our innovation and strategic vision into sustainable business growth.

I also want to emphasize that my transition to Executive Chairman is not a step away from Health In Tech. My commitment to the Company, our employees, our partners, and our shareholders remains as strong as ever. This transition allows me to focus more of my time and energy on long-term strategy, innovation, and the next generation of products and opportunities, while Sanjay provides dedicated leadership to execute and scale our business.

Ultimately, this is about building a stronger Health In Tech — one with the leadership capacity to innovate, execute, expand, and pursue opportunities that enhance long-term shareholder value.

I am excited about this next chapter and confident in the leadership team we are building.

With that, it is my pleasure to welcome Sanjay Shrestha as Chief Executive Officer of Health In Tech.

Sanjay, I will turn the call over to you.

Sanjay Shrestha | CEO — Accountability, commercial priorities

Thank you, Tim, and good afternoon, everyone.

It is a pleasure to join you today for my first earnings call as Chief Executive Officer of Health In Tech.

I would like to use this opportunity to share my perspective on the business, the opportunities ahead of us, and, importantly, the priorities I believe will be critical to translating those opportunities into sustainable growth and long-term shareholder value.

Having served on Health In Tech’s Board and subsequently as a strategic advisor, I have had the opportunity to develop a strong understanding of the Company’s technology, business model, industry relationships, and long-term potential.

Stepping into the CEO role, however, provides an even closer perspective on our day-to-day operations, commercial execution, and opportunities to strengthen our performance.

And one thing has become very clear to me: **We believe Health In Tech has built a strong foundation. Our key focus and strategic priority is to translate that foundation into scalable commercial growth and stronger financial performance.

2026: A Year of Investment and Building for the Future

Let me begin by putting 2026 into perspective.

This has been an important year of investment and capability building for Health In Tech.

We have invested in expanding our sales and distribution network, strengthening relationships with brokers, carriers, managing general underwriters (“MGUs”), and strategic partners, and continuing to develop the underlying technology that supports our marketplace.

At the same time, we have advanced several significant initiatives, including HitRix, HITChain, and our Three-Year Rate Stabilization Program.

Each of these initiatives addresses substantial market opportunities in areas of the healthcare insurance ecosystem where we believe there has been relatively limited technological innovation.

Our objective has not been solely to maximize near-term revenue. We have been building the technology, distribution relationships, financial infrastructure, and product capabilities that we believe can support a much larger and more diversified business over time.

That said, we recognize that certain initiatives have taken longer than originally anticipated.

Product commercialization has required more time. Bringing additional carrier capacity online has taken longer than expected. And coordinating the multiple participants required to launch some of our newer products has introduced additional complexity.

As a result, the financial contribution from several important initiatives has been pushed beyond our original expectations.

I want to be clear: we are not satisfied with our current revenue performance.

Investment is necessary, but investment alone does not create value for all stakeholders. Ultimately, those investments need to be translated into customer adoption, transaction volume, revenue growth, and improved financial performance.

That is the standard by which we intend to measure our progress going forward.

Throughout my career, I have worked with businesses where the market opportunity was substantial, but realizing that opportunity required aligning commercial execution, operational discipline, organizational capabilities, and capital allocation.

I have substantial operational experience scaling new product from incubation to meaningful commercial scale, building large scale process plants, and renewable assets on global basis.

I share that experience not to suggest that Health In Tech will follow the same trajectory or timetable, but because I have seen firsthand what becomes possible when a compelling business opportunity is supported by the right strategy, people, execution capabilities, and disciplined capital allocation.

My first priority is to be laser focused on re-accelerating our core business to improve outcomes for all stakeholders, including our carrier partners, MGUs, brokers, third party administrators (“TPAs”) and most importantly our clients who are looking for attractive/economical health coverage.

I will discuss in more detail our newer initiatives that we believe will offer substantial future opportunities. I believe it is important to reiterate that we have an existing core business with meaningful commercial activity and a growing network of distribution partners.

We are focused on execution and reaccelerating this business as we look into 2027.

Our existing platform and MGU-related solutions support the self-funded medical stop-loss market, including employers across small- and large-group segments.

These offerings provide an established commercial foundation upon which we believe we can expand.

As of October 30, 2026, our platform had approximately $150 million in potential annualized revenue associated with quoting activity for policies with anticipated effective dates in November 2026, December 2026, and January 2027.

Approximately 70% of that pipeline was associated with January 1, 2027, anticipated policy effective dates, and we expect quoting activity for that period to continue developing.

I want to emphasize that this pipeline represents potential business opportunities, not contracted or recognized revenue. Actual conversion will depend on underwriting, pricing, broker and employer decisions, carrier capacity, and successful policy placement.

For me, this creates a clear and immediate execution priority.

We need to focus on converting qualified opportunities into bound policies and ultimately recognized revenue.

That means working more proactively with brokers, distribution partners, carriers, and MGUs to identify and resolve obstacles that may delay or prevent conversion.

We are placing greater emphasis on active pipeline management, stronger follow-through, improved coordination, and accountability throughout the quoting and placement process.

Rather than measuring success simply by the volume of opportunities entering the platform, we need to focus on how effectively those opportunities progress through the commercial process.

This includes tracking conversion rates, identifying bottlenecks, strengthening partner engagement, and improving the overall efficiency of underwriting and policy placement.

We also see opportunities to better integrate the products and capabilities within our broader ecosystem.

Our existing eDIYBS and SMR platforms, MGU-related solutions, HitRix, and Three-Year Rate Stabilization Program address complementary needs across the self-funded insurance marketplace.

Together, they create opportunities to serve a broader range of employers, strengthen partner relationships, and potentially capture additional value throughout the insurance distribution and underwriting process.

Our goal is to make it easier for our partners to conduct business through Health In Tech and to build a marketplace that becomes increasingly valuable as participation and transaction activity grow.

This is where I believe disciplined commercial execution can have a meaningful impact on our near-term performance.

Priority Two: Commercializing Our New Growth Initiatives

As we remain focused on driving our base business, we are equally excited about moving our newer products and strategic initiatives from development into commercialization.

We believe three of these strategic initiatives have the potential to meaningfully expand our addressable market and diversify and complement our future revenue opportunities: our Three-Year Rate Stabilization Program, HitRix, and HITChain.

Let me briefly walk through each of them, their commercial potential, and where we are in their development.

**Three-Year Rate Stabilization Program**

I want to spend a little more time on our Three-Year Rate Stabilization Program because it represents a particularly compelling opportunity and involves a sophisticated structure that requires careful coordination among multiple participants.

Traditionally, employers face annual uncertainty in their healthcare insurance costs. For self-funded employers, this can create significant challenges in budgeting, financial planning, and managing healthcare expenditures.

Our Three-Year Rate Stabilization Program is designed to address that challenge through an innovative structure connecting employers, insurance carriers, capital markets participants, financial institutions, trustees, and distribution partners.

The objective is straightforward: to provide employers with greater predictability in their healthcare insurance costs over a three-year period.

For employers, the program is designed to deliver greater budget certainty and improved visibility into healthcare expenses.

For participating insurance carriers, it offers the opportunity to establish longer-term customer relationships and evaluate insurance exposure over a three-year horizon, subject to defined underwriting parameters and risk-management safeguards.

For investors, the structure contemplates notes supported by credit enhancement from a financial institution, with scheduled principal and interest payments governed by the transaction documents.

Health In Tech’s role is to serve as the technology and administrative platform connecting these participants. We coordinate program administration, documentation, communications, collections, and integration with the financial and insurance underwriting processes.

Our distribution partners manage employer relationships and coordinate the insurance underwriting process.

As you can appreciate, successfully launching a program of this complexity requires precise coordination across insurance underwriting, financial structuring, capital markets execution, regulatory requirements, and technology infrastructure.

That complexity also illustrates the importance of disciplined implementation.

We have already secured our initial client under a medical stop-loss agreement and are working toward the capital markets launch.

The program financing associated with this initial client remains subject to final structuring and market conditions.

Beyond this initial transaction, we believe there is substantial market interest and opportunity in the program. Importantly, any program financing amounts and pipeline values should not be confused with revenue to Health In Tech.

Our immediate objective is our goal of completing the first end-to-end program launch by the end of 2026.

A successful initial transaction would establish an important operational and commercial foundation for broader deployment.

Looking into 2027, our focus will be on converting qualified pipeline opportunities into contracted programs and expanding adoption through our distribution partners.

While the timing and ultimate conversion of these opportunities will depend on underwriting, contractual, financing, and execution requirements, we believe this program has the potential to become a meaningful new business line for Health In Tech over the next several years.

**HitRix — AI-Powered Large-Group Insurance Marketplace**

Our second major initiative is HitRix, an AI-powered platform designed to modernize the quoting, underwriting submission, and placement process for larger employer health plans.

Today, large-group insurance placements remain highly fragmented and manually intensive.

Brokers routinely manage substantial volumes of employee census data, historical claims information, plan documents, and supporting underwriting materials across multiple formats and systems.

They must prepare submissions for different insurance carriers and MGUs, track responses, compare proposals, and coordinate the placement process.

This creates considerable administrative work, inefficiencies, and delays.

HitRix is designed to transform that workflow.

Using AI-powered document intelligence, the platform can ingest, extract, normalize, and structure information from files brokers already receive, reducing the need for manual data entry and repetitive reformatting.

It then enables brokers to manage submissions across multiple carriers and MGUs, track market activity, organize proposals, and compare alternatives within a unified environment.

The objective is to allow brokers to spend less time managing documents and spreadsheets and more time advising their clients and growing their businesses.

What makes HitRix particularly compelling is its integration with Health In Tech’s broader underwriting and marketplace infrastructure.

Rather than functioning simply as a document management or submission tool, HitRix is designed to connect data processing, market access, analytics, underwriting workflows, and transaction execution.

We believe this positions us to address a large, existing market where billions of dollars in annual premiums are supported by workflows that remain heavily dependent on manual processes.

Equally important, we are not bringing this product to market without an established distribution foundation.

As of September 30, 2026, our ecosystem included 984 broker, third-party administrator, and agency partners, representing 15.9% year-over-year growth.

These are relationships we have invested years in building.

As we introduce HitRix, we have an opportunity to offer additional capabilities to partners who already understand our marketplace and business model.

We also see an opportunity to deepen our relationships with participating carriers and MGUs, expand market access, and support more efficient policy placement.

Over time, as transaction activity increases, HitRix could also generate a growing base of structured underwriting and placement data, supporting future analytics, automation, and AI-enabled capabilities.

Our current objective is to launch the minimum viable product in the first quarter of 2027 and progressively expand its capabilities and commercial adoption throughout the year.

**HITChain — Transforming Healthcare Claims Administration**

Our third initiative is HITChain.

HITChain addresses another significant source of inefficiency in the healthcare system: the administrative complexity associated with claims processing, reconciliation, and provider payments.

The U.S. healthcare system incurs substantial administrative costs, with industry estimates placing the broader healthcare administration opportunity in the hundreds of billions of dollars annually.

We believe blockchain-enabled verification, combined with AI-powered automation, has the potential to significantly improve the speed, transparency, and efficiency of certain claims administration processes.

HITChain is designed to connect healthcare providers, third-party administrators, employers, and other authorized participants through secure, verifiable data and transaction workflows.

For hospitals, clinics, and other healthcare providers, the opportunity is to shorten payment cycles, reduce reconciliation requirements, and improve working capital efficiency.

Our longer-term vision is to reduce certain payment processes that traditionally take weeks to a much shorter settlement period, potentially approaching next-day settlement where the necessary conditions are met.

For TPAs, the platform is intended to automate aspects of claims administration, improve processing efficiency, and reduce manual intervention.

For employers, HITChain could provide greater transparency into claims activity, more timely access to information, and opportunities to benefit from faster payment arrangements and improved cost management.

We believe the combination of AI-driven processing and verifiable transaction infrastructure offers a meaningful opportunity to modernize parts of the healthcare payment ecosystem.

Our objective is to launch an initial minimum viable product during the second half of 2027.

As with our other new initiatives, our focus is on validating the technology, establishing the necessary ecosystem relationships, and creating a clear path toward commercialization.

Taken together, these three initiatives illustrate the breadth of opportunity we see ahead of Health In Tech.

But the most important point is this: “we are moving from a period primarily focused on building new capabilities toward one increasingly focused on bringing those capabilities to market and generating measurable commercial results.”

My third and somewhat of an obvious priority is to strengthening Operational Discipline and Financial Performance

Our third priority is to strengthen how we operate the business and allocate capital.

We have invested significantly in technology, product development, sales capabilities, and infrastructure.

As a result, our operating cost structure reflects the investments we have made to support future growth.

Going forward, we need to be increasingly disciplined about where we deploy resources and how we measure the returns on those investments.

The questions I will be asking are straightforward.

Where are we generating the greatest commercial returns?

Which initiatives are positioned to contribute most meaningfully to revenue and profitability?

Where do we need additional capabilities to accelerate execution?

And where can we improve efficiency, simplify processes, or redeploy capital to higher-value opportunities?

This is not about cutting our way to growth.

It is about building an organization where investment decisions, operating priorities, and financial outcomes are closely aligned.

We will also be focused on strengthening our organizational capabilities, improving accountability, and establishing clearer performance metrics across the business.

On the financial side, working capital management, cash flow, and capital allocation will remain important priorities.

We have seen sequential improvements in operating cash usage from the first quarter to the second quarter of 2026, which is encouraging. However, we recognize that continued improvement will require disciplined execution and careful management of our financial resources.

As we commercialize our new products and expand our existing business, we will evaluate the appropriate level of investment, the timing of capital deployment, and the potential returns associated with each opportunity.

In addition to organic growth, we will evaluate strategic acquisitions, investments, and partnerships that could complement our technology platform, strengthen our market position, expand our capabilities, and/or accelerate our growth strategy.

We will be disciplined in evaluating those opportunities, with a focus on strategic fit, execution risks, capital requirements, and long-term shareholder value creation.

Our objective is not growth for its own sake. It is to build a business capable of generating sustainable growth, improving profitability, and delivering attractive returns on invested capital.

As I look ahead, I am encouraged by the opportunities in front of us, but I am equally focused on the work required to realize them.

Health In Tech has established an innovative technology foundation, developed meaningful industry relationships, and invested in several initiatives that we believe address significant market opportunities.

The next phase is about execution.

In the near term, that means improving conversion across our existing business, continuing to bring our Three-Year Rate Stabilization Program to market, and maintaining disciplined operational and financial management.

As we move into 2027, our priorities will include scaling HitRix, advancing HITChain, expanding our distribution capabilities, and evaluating strategic growth opportunities that can further strengthen the business while simultaneously remaining laser focused on reaccelerating our existing base of business.

We will measure our progress not simply by the size of the markets we address or the opportunities in our pipeline, but by our ability to convert those opportunities into revenue, operating performance, cash generation, and long-term shareholder value.

I am excited to work closely with Tim, our Board, and the entire Health In Tech team as we move into this next chapter.

So how should investors think about the remainder of 2026 and 2027?

We updated our full-year 2026 revenue outlook to approximately $30 million.

For the balance of 2026, our focus is really on execution ahead of the renewal and placement cycle. We want to get brokers using the products, expand participation from underwriting partners, work through the opportunities already in front of us and be better positioned as those policy effective dates come around.

As we move into 2027, we believe there is an opportunity for these initiatives to make a more meaningful contribution. That’s our current view. But I also want to put an important qualifier around it: I’ve been in the CEO role for only a short time, and this is still an ongoing review. Some of the priorities, sequencing and capital decisions may change as we learn more. I’m not presenting a finalized 2027 plan today.

What I would like to do is come back to investors with a more detailed discussion of our operating priorities and how we intend to measure progress when we report our full-year 2026 results, subject, of course, to completing that review.

Look, I think there is a lot to work with here. We have technology that’s been built, products that address real problems, and relationships across the self-funded market. But we’ve got to turn those assets into more consistent commercial results, and we’ve got to do it with the right financial discipline.

That’s what I’m focused on. Tim will continue to spend his time on innovation and the longer-term direction of the platform. My job is to connect that vision to the operating decisions that can move this business forward. I look forward to working with the team and keeping you updated as that work progresses.

With that, Julia, let me turn it over to you for the financial review.

Julia Qian | CFO — Q3 financial results and outlook

Thank you, Sanjay. Good afternoon, everyone. As Sanjay noted, we believe our reported results this quarter do not yet reflect the opportunity we are building toward. I want to help bridge that gap, by starting with the forward-looking metrics that show where the commercial activity on our platform actually stands today, and then walking through what sits underneath the reported numbers.

Let me begin with our forward revenue visibility.

Contracted revenue, which represents revenue that is already contractually committed under active policies but that has not yet been recognized under GAAP, totaled $32.7 million for the first nine months of 2026. Of that amount, $24.4 million has already been recognized as GAAP revenue through September 30, 2026, before the enrollment adjustment and refund liability, and with $6.1 million scheduled to be recognized in the fourth quarter and $2.2 million flowing into 2027. Put another way, before we count a single new sale in the fourth quarter, we have already secured $30.5 million of 2026 revenue, with the remaining $2.2 million providing a visible starting point for 2027.

Beyond what is already contracted, our pipeline revenue, which represents policies currently in quoting or binding stage plus policies that have been contracted since quarter end, stood at $156.4 million as of October 30, 2026.- which are for the 3 months only Nov, Dec and January 2027 Of that pipeline, $2.6 million is already contracted in October and the remaining $153.8 million carries an expected conversion range of 3% to 7% meaning would generate $9.2m to $10.7m revenue just for these three months policies. And our platform placed plan value, or PPPV, which measures the aggregate contractual value of plans on our platform including premium, claim funding and administrative fees, stood at $91.8 million as of September 30, 2026.

I want to put these numbers in context. Our sales pipeline grew meaningful driven by full completion of onboarding new carrier and entering to the peak season of our sales cycle. – for Dec and Jan effective date policies.

Now, the next step is laser-focused to drive conversion rate of pipeline revenue to contractual revenue. Our distribution model relies on close collaboration between our internal sales team and our network of broker partners. As we introduce new products and expand our marketplace capabilities, making sure our brokers fully understand these solutions and how to bring them to market becomes increasingly important.

Following the recent launch of HitRix, we’re placing greater emphasis on internal sales training and broker education to strengthen that collaboration. Our goal is to equip our team to better support brokers throughout the submission and placement process, helping move more opportunities toward completed placements.

As we enter the year-end renewal season, we believe these efforts, together with broader carrier participation, can help improve the conversion of our existing pipeline into contracted business and ultimately recognized revenue.

Our distribution footprint also continued to expand. We ended the quarter with 984 distribution partners, compared with 849 a year ago, representing an approximately 15.9% year-over-year increase, which tells you the broker, TPA and agency network that brings business onto our platform is continuing to grow even through this transition period.

Now turning to reported GAAP revenue. Total revenue for the third quarter was $6.6 million compared with $8.5 million a year ago, and for the first nine months of 2026, revenue was $23.4 million, compared with $25.8 million last year.

Our SMR fee revenue, which is earned on a per enrolled employee per month basis across our platform, was essentially unchanged year over year on a nine-month basis, at $20.04 million compared with $19.99 million in the prior-year period. Our underwriting modeling revenue, which our ICE subsidiary earns as a specified percentage of carrier premium, declined more sharply to $3.37 million for the first nine months of 2026 compared with $5.83 million a year ago. In other words, our largest revenue line, the enrollment-based SMR fee, held essentially steady year over year even through the carrier transition, and the compression in reported revenue was concentrated in the premium-based ICE line rather than reflecting broad-based weakness across the business. So the pressure on reported revenue reflects timing of recognition from the carrier transition that in our view is now substantially behind us.

Gross margin for the third quarter was 46.5% compared with 60.6% a year ago, and for the first nine months of 2026 was 49.1% compared with 65.1% in the prior year. As mentioned last quarter, beginning in January 2026, we introduced pre-designed self-funded health plans that combine our platform capabilities with additional services, including plan administration provided by TPAs and other vendors. Under this expanded service model, the related TPA and vendor fees are included in our cost of revenues. As a result, we’re now delivering a more comprehensive solution to our customers, but we’re also incurring additional direct service costs, which has contributed to the year-over-year decline in gross margin, even though the underlying economics of the business have not changed. We see this as a trade-off as we expand our service offering and make it easier for brokers and employers to access a more integrated solution. We believe our gross margin should maintain in the range of 45%-50% in the coming quarters.

Moving to operating expenses. Total operating expenses for the third quarter were $11.5 million compared with $4.7 million a year ago. The $6.8 million year-over-year increase was mainly driven by a provision charge of $5.3 million and higher sales and marketing spend of $1 million, with Tech development expense up $0.7 million, partially offset by $0.3 million in general and administrative savings.

Starting with sales and marketing. Sales and marketing expenses were $2.1 million for the quarter compared with $1.0 million a year ago. The increase is almost entirely variable in nature. The largest driver is tied to our expanding our distribution channels through third-party agents, which are variable and based on policies sold and fees collected, The fixed component of our sales and marketing spend has remained disciplined, consistent with our capital-light distribution partner-driven model.

General and administrative expenses were $3.1 million for the quarter compared with $3.5 million a year ago, and $10.1 million for the first nine months of 2026 compared with $10.5 million in the prior-year period. For both the quarter and the nine-month period, G&A actually came in slightly below the prior year, which reflects disciplined cost management across our corporate functions. Within the mix, our operations division expenses decreased year over year as a result of workforce optimization initiatives we have been executing, partially offset by higher administrative division costs primarily driven by stock-based compensation. Taken together, this demonstrates our commitment to managing our cost base while continuing to invest where it matters for the long term.

Provision for credit losses was $5.3 million for the quarter and $6.1 million for the first nine months of 2026, compared to essentially nil in the prior-year periods. This represented the single biggest driver of the year-over-year change in operating expenses. The quarter’s provision reflects management’s updated assessment of collectability and consists of approximately $2.4 million related to deferred administrative surplus receivables associated with a specific legacy arrangement on which we took a full allowance, $1.9 million of bad debt expense related to accounts receivable connected to the carrier transition reconciliations still in progress and $0.9 million related to a loan receivable. Given our internal decision to focus on the US market first and limit overseas expansion for now, we chose to write off the advancement of marketing expense as a form of loan and collect, which we viewed as the right display of discipline heading into a leadership transition and a fresh strategic plan.

Research and development expenses were $0.9 million compared with $0.2 million a year ago. This increase is a composition shift rather than a step-up in overall technology investment. If you look at our total technology spend, meaning expensed R&D plus capitalized software development together, the total is broadly consistent year over year. What changed is where it sits on the financial statements. Our development activities during 2026 have been weighted more toward gathering business requirements, identifying features, and evaluating alternatives as we scope our next-generation platform and AI-powered capabilities. Under GAAP, these early-stage planning and evaluation activities do not meet the criteria for capitalization and instead flow through the income statement as R&D expense. So the increase on the R&D line reflects where we are in the development cycle, not an increase in total technology spend.

That brings me to profitability. Adjusted EBITDA for the quarter was negative $3.9 million compared with positive $1.0 million a year ago, and for the first nine months of 2026 was negative $6.6 million compared with positive $3.8 million in the prior-year period.

Net loss for the quarter was $7.1 million, which included the $5.3 million one-time credit loss provision I just walked through, or $(0.11) per basic and diluted share, compared with net income of $0.5 million, or $0.01 per diluted share, in the prior-year quarter. For the first nine months, net loss was $11.2 million, which included $6.1 million of one-time credit loss provision, or $(0.18) per basic and diluted share, compared with net income of $1.6 million, or $0.03 per diluted share, in the prior-year period. Excluding the one-time provisions, the remaining year-over-year decline reflects lower revenue due to the timing of policy effective dates during the carrier transition, the plan administrative service costs tied to our new self-funded plan administration service launched in January, our continued investment in sales, marketing and technology to support long-term growth, and financing-related charges tied to the capital raises completed this quarter.

Turning to cashflow. Our operating cash flow has improved every single quarter this year. We had negative $3.3 million of operating cash in the first quarter, negative $2.9 million in the second quarter, and negative $1.0 million in the third quarter. We are improving operational cashflow burn quarter by quarter, representing an approximately 68% reduction from the first quarter to the third quarter. The sequential improvement in the third quarter was driven by actual collection of accounts receivable. In fact, accounts payable paid down during the third quarter, so this is a genuine working-capital-driven improvement, not a cash preservation story. For the first nine months of 2026 as a whole, operating cash burn was $7.3 million. We expect further improvement in operational cashflow as we commercialize new services and products in 2027.

We invested $1.8 million in software development during the first nine months of 2026, reflecting our continued platform investment.

Turning to the balance sheet. We ended the quarter with $10.1 million in cash and cash equivalents, compared with $7.7 million at the end of 2025. after absorbing $7.3 million of operating cash use and $1.8 million of software investment through the first nine months of 2026, our cash position is approximately $2.5 million higher today than it was entering the year.

The headline message is that we built the capital base we needed, and we are entering 2027 from a stronger balance sheet position than we entered 2026. with multiple new products that completed major developments and will be commercialized in 2027, we are confident that 2027 would be a very different year.

To close. This was a transitional quarter, and the reported numbers reflect three things happening at the same time: the carrier timing dynamic we described last quarter, a business mix shift that compresses gross margin optically without changing the underlying economics, and balance sheet actions we chose to take . Our distribution network expanded by approximately 15.9%, our operating cash use improved by approximately 68% from the first quarter to the third quarter of this year, our cash balance ended the quarter higher than it was at the start of the year, and we built balance sheet capacity to support our continued execution. As Sanjay mentioned, we are completing a comprehensive review of 2027 under his leadership, and we expect to come back to the market at next quarter call to provide more detailed view of what 2027 looks like for Health In Tech.

With that, I will turn the call back to Sanjay.

Sanjay Shrestha | Closing and Q&A handoff

Thank you, Julia.

As we close our prepared remarks, I want to emphasize that we are not satisfied with weaker revenue and higher expenses. We believe in the opportunity, but the responsibility to turn that opportunity into results is ours.

We know the market will measure us by the progress we deliver in the quarters ahead. We welcome that scrutiny, and we look forward to updating you with results.

With that, I’ll now turn it back to Operator to start Q&A.

Operator| Question-and-Answer Session

Thank you. Seeing no more questions in the queue, let me turn the call back to Lori Babcock for closing statement.

Lori Babcock | Closing Statement

Thank you all again. This concludes the call. You may now disconnect.